Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Nxt-ID, Inc. on Form S-1 (Amendment 1) (File No. 333-226116) of our report dated April 2, 2018, with respect to our audits of the consolidated financial statements of Nxt-ID, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 appearing in the Annual Report on Form 10-K of Nxt-ID, Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
New York, NY
July 23, 2018